                                                                   Exhibit 10-BG
                               THIRD AMENDMENT TO
                              EMPLOYMENT AGREEMENT

         This third amendment to the employment agreement entered into on the 15th day of March, 1995, by and between the Columbia Energy Group (formerly named "The Columbia Gas System, Inc.") (the "Company") and Oliver G. Richard III (the "Executive"), which agreement was amended on the 17th day of January, 1996, and again on the 14th day of July, 1999 (the agreement, as amended, the "Agreement"), is made effective the 21st day of July, 2000.

                                    RECITALS

         WHEREAS, the Company and the Executive are parties to the Agreement;
and

         WHEREAS, the Company has entered into an Agreement and Plan of Merger among Columbia Energy Group, NiSource, Inc., New NiSource, Inc., Parent Acquisition Corp., Company Acquisition Corp. and NiSource Finance Corp., dated as of February 27, 2000, as amended and restated as of March 31, 2000 (the "Merger Agreement"), shareholder approval of which would constitute a Change in Control(1) for purposes of the Agreement; and

         WHEREAS, the Company desires to make arrangements at this time to help further assure the Executive's continuing dedication to his duties to the Company and its shareholders through the critical period ending with the "Effective Time" as defined in the Merger Agreement; and

         WHEREAS, the Company and the Executive wish to amend certain provisions in the Agreement to effect such objectives; and

         WHEREAS, Section 15(2) of the Agreement provides that the Agreement may be amended by written instrument executed by the Company and the Executive.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is acknowledged by the Company and the Executive, the Company and the Executive hereby agree as follows:

         1. Section 8(e)(i) of the Agreement shall be amended to read as follows:

                  "(e) (i) The 90th day after the Executive notifies the Company (or any successor to the Company) in writing that he is terminating his employment as a result of the occurrence of a "Change in Control" (as that term is defined below), PROVIDED such notice is given in

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         1 Capitalized terms in this Amendment shall have the meaning as set forth in the Agreement except as otherwise expressly set forth herein.
         2 References to sections are to the sections in the Agreement, as amended by the amendment dated July 14, 1999.

                  writing by the Executive to the Company no later than 180 days after such event; PROVIDED, further, that if the Executive terminates his employment as a result of Company shareholder approval of the Agreement and Plan of Merger among Columbia Energy Group, NiSource, Inc., New NiSource, Inc., Parent Acquisition Corp., Company Acquisition Corp. and NiSource Finance Corp., dated as of February 27, 2000, as amended and restated as of March 31, 2000 (the "Merger Agreement"), the Executive may give written notice of such termination of employment to the Company at any time during the period beginning on the date of shareholder approval of the Merger Agreement and ending on the "Effective Time" as defined in the Merger Agreement (the "Effective Time"), and, in such case, the Executive's employment shall terminate on the date specified in such notice of termination, which termination date shall (unless otherwise mutually agreed by Executive and the Company) be at least 14 days after the date notice of termination is given but not sooner than 90 days after shareholder approval of the Merger Agreement (unless the termination date specified in the notice of termination is the Effective Time, in which case the termination date shall be the Effective Time whether or not the Effective Time occurs prior to expiration of such 14 and 90 day periods); PROVIDED, further, that all payments to be made to the Executive under Sections 9(d)(i), 9(d)(ii)(B) and 9(d)(ii)(C) (if under
                  Section 9(d)(ii)(C) the Company decides on or prior to the date of employment termination to pay a cash equivalent thereunder) and any other payments to be made under this Agreement to the Executive upon termination of employment because of a termination of employment pursuant to this
                  Section 8(e)(i) after Company shareholder approval of the Merger Agreement, shall be paid by the Company to the Executive on or before the earlier of (A) the 30th business day following the termination of the Executive's employment or
                  (B) the "Closing Date" as defined in the Merger Agreement (the "Closing Date"), and, furthermore, any payments under Section 9(f)(i) shall be paid to the Executive on the Closing Date."

         All provisions of the Agreement not specifically mentioned in this Third Amendment shall be considered modified to the extent necessary to be consistent with the changes made in this Third Amendment.

                                            Columbia Energy Group

                                            By /s/ Robert H. Beeby
                                               --------------------------------
                                               Chairman of the Compensation
                                               Committee

Attested:

/s/ Sharon B. Heaton                        /s/ Oliver G. Richard III
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                                            Oliver G. Richard III